EXHIBIT 99.1

June 11, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs:

     We have read the “Changes In Independent Accountants” disclosure included in the Registration Statement on Form S-1 to be filed by Pzena Investment Management, Inc. with the Securities and Exchange Commission on or about June 11, 2007. We agree with the statements therein concerning our Firm.

Very truly yours,

/s/ J.H. Cohn LLP